EXHIBIT 10.23 - AGREEMENT RELATING TO EMPLOYMENT


Agreement Relating to Employment in the form of the attached entered into with the following Employee as of July 9, 1997:

                                 G.H. Hanthorn

                                          DATE




(Name)
One Zurn Place
Erie, PA  16502

      RE: Agreement Relating To Employment

Dear Mr.         :

      ZURN INDUSTRIES, INC, (the "Company") considers it in the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may arise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

      Therefore, in order to induce you to remain in the employment of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company is terminated subsequent to a "change in control of the Company" (as defined in Section 2 hereof) under the circumstances described below.

      1. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 1997; and each January 1, thereafter, the term of this Agreement shall automatically be extended for one additional year, provided, if a change in control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of thirty-six
(36) months beyond the month in which such change in control occurred.

      2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below. For purposes of this Agreement, a "change in control of the Company" shall be deemed to have occurred if:

      (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended [the "Exchange Act"], other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

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      (b)   during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (a), (c) or (d) of this Section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority thereof;

      (c) the stockholders of the Company approve a merger or consolidation of the Company with any other Company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

      (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all of substantially all of the Company's assets.

      3. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in Section 2 hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Subsection 4(iv) hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is (a) because of your death, Disability or Retirement, (b) by the Company for Cause, or (c) by you other than for Good Reason.

      (i) DISABILITY; RETIREMENT. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall have not returned to the full-time performance of your duties, your employment may be terminated for "Disability". Termination by the Company or you of your employment based on "Retirement" shall mean termination in accordance with the Company's retirement policy at normal retirement age generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

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      (ii)  CAUSE.   Termination by the Company of your employment for "Cause"
            shall mean termination upon (a) the willful and continued failure by you to substantially perform your duties with the Company
            (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination, as defined in Subsection 3(iv), by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (b) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes (of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. You may be terminated for Cause only after there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less then two thirds (2/3) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (a) or (b) of the first sentence of this Subsection and specifying the particulars thereof in detail.

      (iii) GOOD REASON.   You shall be entitled to terminate your employment
      for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, any of the following:

      (a) a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to a change in control of the Company other than any such alteration primarily attributable to the fact that the Company may no longer be a public company;

      (b) a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

      (c) the failure of the Company, without your consent, to pay to you any portion of your current compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

      (d) the failure by the Company to continue in effect any compensation plan in which you participate including but not limited to the Company's Incentive Compensation Plan and the Company's Stock Option Plan, or any substitute plans adopted prior to the change in control, unless an equitable arrangement (embodied in an

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            ongoing substitute or alternative plan) has been made with respect to such plan in connection with the change in control of the Company, or the failure by the Company to continue your participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the change in control;

      (e) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which you were participating at the time of a change in control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefits enjoyed by you at the time of the change in control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the change in control;

      (f) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

      (g) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, the requirements of Subsection (ii) above); for purposes of this Agreement, no such purported termination shall be effective.

      (h) a determination by you in good faith that, following a change in control, you are no longer able to perform your duties and responsibilities with the Company.

Your right to terminate your employment pursuant to this Subsection shall be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(iv) NOTICE OF TERMINATION. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

      (v)   DATE OF TERMINATION, ETC.   "Date of Termination" shall mean (a)
            if your employment is terminated for Disability, thirty (30) days

            after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (b) if your employment is terminated pursuant to Subsection (ii) and (iii) above or for any other reason (other than Disability), the date specified in the
            Notice of Termination which, in  the case of a termination pursuant to Subsection (ii) above shall not be less than thirty
            (30) days, and in the case of a termination pursuant to Subsection
            (iii) above shall not be less than thirty (30) nor more than sixty
            (60) days, respectively, from the date such Notice of Termination is given); provided that if within thirty (30) days after any
            Notice of Termination is given the party receiving such Notice of
            Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected);
            provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement except to the extent otherwise provided in paragraph (c) of Subsection 4(iv).

      4. COMPENSATION UPON TERMINATION OR DURING DISABILITY. Following a change in Control of the Company, as defined by Section 2, upon termination of your employment or during a period of disability you shall be entitled to the following benefits:

      (i) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Company's long-term disability insurance program or other [plan during such period, until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, your benefits shall be determined in accordance with the Company's insurance and retirement programs then in effect.



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      (ii)  If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, Disability, death or Retirement, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

      (iii) if your employment shall be terminated by you for Retirement, or by reason of your death, your benefits shall be determined in accordance with the Company's retirement and insurance programs then in effect.

      (iv) If your employment by the Company shall be terminated (a) by the Company other than for Cause or Disability or (b) by you for Good Reason or Retirement, then you shall be entitled to the benefits provided below:

            (A) the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due except as otherwise provided below;

            (B) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you a lump sum severance payment (together with payments provided in paragraphs C, D, and E below, the "Severance Payment") equal to 300% of the greater of (i,) your annual base salary in effect on the Date of Termination or (ii) your annual base salary in effect immediately prior to the change in control of the Company and 300% of the average of the annual bonus paid to you for the three full fiscal years preceding the termination.

            (C) If any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code, (or any similar tax that may hereafter be imposed) the Company shall pay to you at the time specified in Subsection (D), below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by this subsection, shall be equal to the Total Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) any other payments or benefits received or to be received by you in connection with a change in control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control of the Company or any person

            affiliated with the Company or such person) (which together with the Severance Payments, constitute the "Total Payments") shall be treated as "parachute payments" within the meaning of section
            28OG(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 28OG(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you such other payments or benefits (in whole or in part) do not
            constitute parachute payments, or such excess parachute payments
            (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section
            28OG(b)(4) of the Code in excess of the base amount within the meaning of section 28OG(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (b) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Total Payments of (2)
            the amount of excess parachute payments within the meaning of section 28OG(b)(1) (after applying clause (q) above, and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of section 28OG(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up
            Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment
            attributable to such reduction (plus the portion of the Gross-Up
            Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in section
            1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess
            (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

            (D) The payment provided for in paragraph (B), above, shall be made not later than the fifth day following the Date of Termination, provided, however, that if the amounts of such

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            payments, and the limitation on such payments set forth in paragraph (C), above, cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

            (E) The Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce early right or benefit provided by this Agreement).

      (v) If your employment shall be terminated (a) by the Company other than for Cause, Retirement or Disability or (b) by you for Good Reason, then for a twenty-four (24) month period after such termination, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those which you are receiving immediately prior to the Notice of Termination.

      (vi) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owing by you to the Company, or otherwise.

      (vii) In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under the Company's retirement programs.

      5. SUCCESSORS; BINDING AGREEMENT

      (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation

            from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminate your employment for
            Good Reason following a change in control of the Company, except for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Date of
            Termination. As used in this Agreement, "Company" shall mean the
            Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

      6.    PRIOR AGREEMENT.   This Agreement is in full and complete
substitution for any prior employment agreement including, if applicable, the certain Employment Agreement dated December 1, 1981 and the certain agreement dated October 20, 1988.

      7.    NOTICE.   For the purpose of this Agreement, notices and all other
communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

      8.    MISCELLANEOUS.   No provision of this Agreement may be modified,
waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. All reference to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

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      9.    VALIDITY.   The invalidity or unenforceability of any provision of
this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      11.   ARBITRATION.   Any dispute or controversy arising under or in
connection with this Agreement shall be settled exclusively by arbitration in Erie, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

Upon your acceptance of the terms set forth in this letter by signing and returning a copy to the Secretary of the Company, this letter will then constitute an agreement of the Company.

                              Very truly yours,




                              Chairman, Management Development and
                              Compensation Committee of the Board of Directors



AGREED TO this                  day
of                      1997.



          SIGNATURE















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